Exhibit 99.1

FIRST AMENDMENT

TO THE

TOPBUILD CORP. 401(k) PLAN

WHEREAS, TopBuild Corp. (the “Corporation”) maintains the TopBuild Corp. 401(k) Plan dated July 1, 2015 (the “Plan”); and

WHEREAS, the Corporation reserved the right to amend the Plan by action of its Board of Directors (the “Board”) or its designee; and

WHEREAS, the Board of Directors, by resolution dated June 11, 2015, delegated the power to amend the Plan to its Authorized Officers, each acting together or separately; and

WHEREAS, it has been determined that it is in the best economic and administrative interests of the Corporation to amend the Plan;

NOW, THEREFORE, pursuant to the amending power set forth in Section 10.01 of the Plan and delegated by resolution of the Board to the undersigned Authorized Officers of the Corporation, Section 3.04(f) is amended to read as follows:

(f) Vesting.  A Participant’s Employer Matching Contribution Account shall become nonforfeitable in accordance with the following provisions, notwithstanding anything to the contrary in Appendices B-1 through B-7:

(1) Employment Commencement Date On or Before March 31, 2016.  If a Participant’s Employment Commencement Date is on or before March 31, 2016, such Participant’s Employer Matching Contribution Account shall be 100% vested at all times, subject to investment gains and losses and allocable expenses.

(2) Employment Commencement Date On or After April 1, 2016.  If a Participant’s Employment Commencement Date is on or after April 1, 2016, such Participant’s Employer Matching Contribution Account shall be vested in accordance with the following schedule, subject to investment gains and losses and allocable expenses:

Period of Service	Vested Interest
Less than 1 Year of Service	0%
1 or more Years of Service	100%

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, TopBuild Corp. has caused this First Amendment to be executed on March 10, 2016.

TOPBUILD CORP.

By:	/s/ John Peterson
John Peterson
Vice President and Chief Financial Officer